UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2020

ABM Industries Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

One Liberty Plaza, 7th Floor
New York, New York	10006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 297-0200

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ABM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2020, ABM Industries Incorporated (the “Company”) announced that it will appoint Earl Ellis, age 54, as Executive Vice President and Chief Financial Officer of the Company, effective November 30, 2020 (the “Effective Date”), replacing Dean Chin, who is serving as Interim Chief Financial Officer. Mr. Chin will remain with the Company and continue to serve as the Company’s Senior Vice President and Chief Accounting Officer on the Effective Date.

Mr. Ellis has served as Senior Vice President of Finance for Retail, Ecommerce and Procurement at Best Buy Co. Inc., a leading provider of technology products, services and solutions, since January 2018. From May 2016 to December 2017, Mr. Ellis served as Chief Financial Officer for Best Buy Canada. Prior to Best Buy, Mr. Ellis served as Senior Vice President, Finance, Retail, Ecommerce and Procurement at Canadian Tire Corporation Limited, a family of businesses that includes a retail segment, a financial services division and a REIT, from May 2014 to May 2016.

In connection with his appointment as CFO, Mr. Ellis’ base salary will be set at $600,000 per year, his target annual equity incentive opportunity will be set at 200% of base salary, and his target annual cash incentive opportunity will be set at 125% of base salary. Mr. Ellis will receive a sign-on cash payment in the amount of $300,000, payable on April 30, 2021, as long as Mr. Ellis is continuously employed by the Company through such date. Mr. Ellis will also receive an appointment grant of Restricted Stock Units with a value of $2.25 million in December 2020, which will vest 1/3 on each of the first three anniversaries of the grant date, as long as Mr. Ellis is continuously employed by the Company through each such anniversary date.

Mr. Ellis will enter into the Company’s standard form of executive employment agreement and change in control agreement. The employment agreement provides that in connection with a termination of employment by the Company without cause, Mr. Ellis would receive 2.0 times the sum of base salary plus target cash incentive compensation, 18 months medical benefits coverage, prorated cash bonus for the year of termination based on the Compensation Committee of the Board of Directors’ determination of actual performance following the end of the performance period, and any earned but unpaid cash bonus in respect of any completed fiscal year that has ended prior to the date of such termination. The change-in-control agreement provides that, if a change-in-control occurs, Mr. Ellis will receive the following benefits upon involuntary termination of employment (other than for cause) or resignation for good reason (such as certain specified material changes in position or compensation) prior to the second anniversary of the change-in-control: i) a lump-sum payment equal to 2.5 times the sum of base salary and target incentive pay; ii) a lump-sum payment equal to the present value of health and welfare benefits for 18 months; and iii) a lump-sum payment of any unpaid incentive compensation that was earned, accrued, allocated or awarded for a performance period that ended prior to the termination date, and a lump sum payment of any pro rata portion of any target amount for any unpaid incentive compensation for the performance period in which the termination takes place.

In connection with his service as Interim Chief Financial Officer, in addition to his salary, Mr. Chin will receive cash payments in 2020 and 2021, totaling $500,000.

Item 8.01	Other Events.

On October 26, 2020, the Company issued a press release announcing the appointment of Mr. Ellis as Executive Vice President, Chief Financial Officer of the Company. A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

99.1	Press Release issued by ABM Industries Incorporated, dated October 26, 2020, announcing the appointment of Chief Financial Officer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM Industries Incorporated

By:	/s/ Andrea R. Newborn
	Name:	Andrea R. Newborn
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: October 27, 2020